Exhibit 99.1

111 N. Wall St. Spokane, Wash. 99201-0696	Media contact: (509) 626-5348 Cara L. Coon cara.coon@bankwithsterling.com
Investor contact: (509) 227-0961 Patrick Rusnak patrick.rusnak@bankwithsterling.com

Sterling Financial Corporation Announces Divestiture of Three Retail Branches
Sterling Bank to sell three branches to Bank of the Pacific
SPOKANE, Wash. — Jan. 29, 2013 — Sterling Financial Corporation (NASDAQ:STSA) today announced that its principal operating subsidiary, Sterling Savings Bank (“Sterling”), has entered into a definitive agreement to sell three retail branches to Bank of the Pacific, the principal operating subsidiary of Pacific Financial Corporation. The branches are located in Astoria, Ore., Seaside, Ore., and Aberdeen, Wash.
The transaction is expected to be finalized by the end of the second quarter of 2013, and is subject to regulatory approval and other customary closing conditions. In accordance with the terms of the definitive agreement, Pacific will pay a 2.77 percent deposit premium on core in-market deposits to acquire approximately $50 million of deposits and $6 million of performing loans and certain other assets and liabilities.
Sterling was advised by the investment banking firm of McAdams Wright Ragen Inc. and the law firm of Bingham McCutchen LLP.

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank and, in California, as Sonoma Bank. Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of December 31, 2012, Sterling had assets of $9.24 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling's website at www.bankwithsterling.com.

Forward-Looking Statements

Certain statements in this press release, including, without limitation, statements as to the impact of the purchase and assumption transaction, statements as to the Company’s or Sterling’s management beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are “forward-looking statements” and are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond the

Company's control. These risks and uncertainties include, but are not limited to, the ability of Sterling and Pacific to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the receipt of required regulatory approvals or the satisfaction of other customary closing conditions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as updated periodically in the Company's periodic filings with the Securities and Exchange Commission, which are available online at www.sec.gov. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

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